Exhibit 99.1

P.O. Box 25099 Richmond, VA 23260 • phone: (804) 359-9311 • fax : (804) 254-3594

PRESS RELEASE

CONTACT	RELEASE
Karen M. L. Whelan	Immediately
Phone: (804) 359-9311
Fax: (804) 254-3594
Email: investor@universalleaf.com

Universal Corporation Announces 35th Annual Dividend Increase

Richmond, VA, November 2, 2005 / PRNEWSWIRE

Allen B. King, Chairman, President, and Chief Executive Officer of Universal Corporation (NYSE:UVV), announced today that the Company’s Board of Directors has increased the regular quarterly dividend on the common shares of the Company by one cent to forty-three cents ($.43) per share. The dividend is payable February 13, 2006, to common shareholders of record at the close of business on January 9, 2006. This increase of $.01 per share per quarter indicates an annualized rate of $1.72 per share and a yield of approximately 4.7% based on the $36.75 closing price on November 1, 2005.

Mr. King noted, “We are pleased that our Board has demonstrated its confidence by increasing our dividend at a time when we are working to strengthen our balance sheet. This is our 35th consecutive annual dividend increase, and we are proud of our record of delivering value to shareholders.” Universal has raised its common dividend every year since 1971.

Universal Corporation (NYSE:UVV) is a diversified company with operations in tobacco, lumber, and agri-products. Its gross revenues for the fiscal year that ended on March 31, 2005, were approximately $3.3 billion. For more information on Universal Corporation, visit its web site at www.universalcorp.com.

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